Issuer Free Writing Prospectus dated October 6, 2022 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated October 6, 2022 and the Prospectus dated

December 12, 2019 Registration No. 333-235468

Pricing Term Sheet

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	6.050% Senior Notes due 2025 (the “Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	October 6, 2022

Settlement Date:	October 12, 2022 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Santander Investment Securities Inc.
SMBC Nikko Securities America, Inc.
SG Americas Securities, LLC

Co-Managers:	Academy Securities, Inc.
Intesa Sanpaolo S.p.A.
UniCredit Capital Markets LLC
CastleOak Securities, L.P.
Guzman & Company
Siebert Williams Shank & Co., LLC

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	October 10, 2025

Public Offering Price:	99.868%, plus accrued and unpaid interest, if any, from October 12, 2022

Benchmark Treasury:	3.500% due September 15, 2025

Benchmark Treasury Price and Yield:	97-30 3/8; 4.249%

Spread to Benchmark Treasury:	+185 bps

Yield to Maturity:	6.099%

Coupon:	6.050%

Interest Payment Dates:	April 10 and October 10 of each year, commencing on April 10, 2023

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the final maturity date, make-whole call at T+ 30bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X DZ6 / US37045XDZ69

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the

Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc. at 1-888-603-5847, J.P. Morgan Securities LLC at 212-834-4533, RBC Capital Markets, LLC at 1-866-375-6829, Santander Investment Securities Inc. at 1-855-403-3636, SMBC Nikko Securities America, Inc. at 888-868-6856 and SG Americas Securities, LLC at 1-855-881-2108.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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